Exhibit 10.1
(English Translation)

Maximum Pledge Contract
(English Translation)
(No.150339028D16122001-1)

The Pledgor: Aleris Aluminum (Zhenjiang) Co., Ltd.
Unified social credit code: 91320000567804157J
Legal representative/ Principle: Eric Michael Rychel
Address: No. 111, Caijia Road, Jingkou Industrial Zone, Zhenjiang City, Jiangsu Province.

The Pledgee: Bank of China Limited, Zhenjiang Jingkou Sub-branch
Legal representative/ Principle: Zhou Zhentao
Address: No. 235, East Zhongshan Road, Zhenjiang City, Jiangsu Province. Zip code: 212000
Tel: 0511-850129884 Fax: 0511-85035598

To guarantee the performance of obligations under the Master Contract referred to in Article 1 hereunder, the Pledgor agrees to pledge to the Pledgee, as security for the repayment of amounts owing to Pledgee under the Master Contract, certain account receivables set forth in the “List of the Pledged Properties” attached hereto, for which the Pledgor has the lawful right of disposition (hereinafter referred to as the “Pledged Properties”). The Parties agree to enter into this Contract through mutual consultation. Unless otherwise provided herein, the terms of this Contract shall be construed in accordance with the Master Contract.
Article 1 Master Contract
The Facility Loan Agreement entered between the Pledgee and the Pledgor (Aleris Aluminum (Zhenjiang) Co., Ltd.) on August 8, 2012 and other agreements that have been executed or will be executed pursuant thereto, and their respective amendments or supplements, provided that such agreement expressly provides that it is the Master Contract of this Contract.
Article 2 Principal Debt and Occurrence Period
Unless otherwise provided by laws or as agreed by the parties, all debts under the Master Contract arising during the following period, and all debts between the debtor and Pledgee that have arisen prior to the effectiveness of this Contract, shall constitute the principal debts hereunder:

▪	From the effective date of the Facility Loan Agreement provided in Article 1 herein to the maturity date for the facility as provided in the Facility Loan Agreement and its amendments or supplements.

Article 3 Maximum Amount of Secured Debt

1. The maximum principal balance for the debt secured by this Contract is:

Currency: Renminbi
(In Words): Seventy million
(In Figures): 70,000,000.00

2. If any debt is deemed to be the principal of the secured debts hereunder upon expiration of the period in Article 2 herein, the following is also within the scope of the secured debt: interests accrued on the principal of the principal debt (including statutory interest, agreed interest, compound interest and penalty interest), penalty, damage, the cost to realize creditor’s rights (including but not limited to litigation costs, attorneys' fees, notary fees, and enforcement fees), pledgee’s loss(es) and all other expenses caused due to default by the Pledgor, and the specific amount of such debts shall be determined when being paid.

The maximum amount of the secured debts under this Contact equals the sum of the amount in paragraphs 1 and 2 above.

Article 4 Pledged Properties

The Pledged Properties hereunder are certain account receivables as set out in the “List of the Pledged Properties” attached hereto. The total amount of pledged account receivables shall be RMB70,000,000. In case of any changes to the pledged account receivables, the parties shall update the “List of the Pledged Properties”, and complete an amendment to the pledge registration in a timely manner. The Pledged Properties of this Agreement shall be the account receivables, as amended.

Without the written consent of the Pledgee, the Pledgor shall not transfer any pledged account receivables (“AR”), transfer any underlying debts in the contract that generate such AR (the “Underlying Contract”), or undertake factoring, transfer, financing or other business in respect to the AR or the Underlying Contract. Proceeds of the Pledgor resulting from the transfer of any AR or creditor’s right under any Underlying Contract or from factoring, transfer or financing activities shall be applied to repay the loan in advance.

Without the written consent of the Pledgee, the Pledgor shall not reach an agreement with the debtor in the Underlying Contract (the “AR Debtor”) to amend the amount, currency or payment of the AR, nor shall it reach an agreement with the AR Debtor to amend any other contractual terms that may affect the AR.

The Pledgor shall deliver to the Pledgee photocopies of certificates regarding the AR (if any).

The pledge shall extend to the security rights over the AR. The Pledgee may assert security interest or guarantee interest that is subordinated to or attached to the AR.

If the AR are diminished or lost due to reasons attributable to the Pledgor or third party, the pledge shall extend to any compensation that Pledgor obtains as a result of such diminution or loss.

Article 5 Pledge Registration

The Pledgor shall actively cooperate with the Pledgee to complete pledge registration procedures with the Credit Reference Center of People’s Bank of China in a timely manner.

If any pledge registration matter changes and such change requires amendment to pledge registration, the Pledgor shall actively cooperate with the Pledgee to complete the amendment to pledge registration in a timely manner.

Article 6 Decrease in Value of Pledged Properties or the Occurrence of Circumstances that may affect the due repayment of the AR

Under any of the following circumstances, the Pledgee may request the Pledgor to, and the Pledgor shall have the obligation to, provide a cash deposit with an amount equal to the diminished value or any amount as requested by the Pledgee, or provide new qualified account receivables or provide other form of security. Failure to do so by the Pledgor will give rise to the Pledgee’s right to enforce the pledge over the AR:

1. Before the principal debts hereunder are fully paid off, the value of the Pledged Properties may be significantly decreased due to reasons not attributable to the Pledgee, which decrease is sufficient to jeopardize the rights of the Pledgee.

2. Any AR becomes overdue for at least 90 days as a result of trade disputes (including but not limited to trade disputes on quality, technology and service), debt disputes and debt claims between the Pledgor and the AR Debtor or third parties.

3. Other circumstances with respect to the Pledgor or the AR Debtor that may result in the failure to collect the AR when due.

If the AR is impaired or its value significantly decreases, or there occurs any event that may affect the collection of any AR when it becomes due, for reasons not attributable to the Pledgee, the Pledgor shall promptly take measures to prevent the losses or damages from expanding, and shall promptly notify the Pledgee of the situation in writing.

Article 7 Collection of Derivative Benefits

The pledge shall extend to cover any benefit derived from the Pledged Properties. The Pledgee has the right to collect the derivative benefits of the Pledged Properties in order to pay off the principal debts, provided that such derivative benefits collected by the Pledgee shall first be applied to pay expenses for obtaining the derivative benefits.

Article 8 Enforcement of Secured Liability
If the Pledgor fails to make any payment to the Pledgee on any ordinary repayment date or early repayment date under the Master Contract, the Pledgee may enforce the pledge in accordance with laws or this Contract and has the priority to get paid to the extent of the maximum amount as provided in Article 3 hereof.
The ordinary repayment date as referred to in the preceding paragraph refers to the Letter of Credit payment date, the compensation date for Letter of Guarantee/Standby Letter of Credit/Bill of Lading Guarantee, the principal repayment date for financing, or the interest payment date that is determined in the Master Contract pursuant to international practice or the Measures on Settlement of Domestic Letter of Credit, or any date when Pledgor makes any payment to the Pledgee pursuant to such contract. The early repayment date as referred to in the above paragraph is the early repayment date that is proposed by the debtor and agreed by the Pledgee, and the date on which in accordance with applicable contracts, the debtor is requested by Pledgee to repay the loan principal and interests and/or any other amounts ahead of schedule.
Article 9 Method of Enforcement

Upon occurrence of any event giving rise to a secured liability, the Pledgee may enforce the pledge against the Pledged Properties in respect to all or part of and one or more principal debts that become due.

Article 10 Enforcement of Pledge
When this pledge becomes enforceable, the Pledgee shall have the right to directly enforce the pledge and request the debtor of the AR to repay the Pledgee, or get repaid by setting off the debt through transferring the AR at an agreed price, or by auction or sales of the AR, in which case, the Pledgor shall provide necessary assistance. The proceeds of enforcing the pledge shall be applied to repay the principal debts after being first applied to pay the expenses incurred for enforcing the pledge and disposing of the Pledge Properties and the expenses that the Pledgor shall pay to or reimburse the Pledgor pursuant to this Contract.
If the secured debts are secured by other collateral or guarantee in addition to those under this Contract, such additional collateral or guarantee will not affect the Pledgee’s right under this Contract, and the Pledgee may in its sole discretion determine the sequence of enforcement. The Pledgor shall undertake the security liabilities in accordance with this Contract and shall not object to the enforcement hereunder based on the existence of other guarantee or the sequence of enforcement.
Article 11 Relation between this Contract and the Master Contract

If the Master Contract includes Facility Loan Agreement/General Agreement on Finance Business, extension of the usage period for the credit/term of contract for the finance business requires the written consent by the Pledgor. If the written consent of the Pledgor is not obtained or the Pledgor refuses to give such consent, the Pledgor will only undertake security obligation toward the principal debts that is outstanding during the credit usage period/finance business term by the Pledged Properties hereunder and within the amount of maximum secured debts as provided in Article 3 hereof.

The consent of the Pledgor is not required to amend the terms or items in the Facility Loan Agreement/General Agreement on Finance Business, or to amend any single agreement under the Facility Loan Agreement/General Agreement on Finance Business, or to amend any single Master Contract. In this case, the Pledgor shall secure repayment under the amended Master Contract by the Pledged Properties hereunder and within the amount of maximum secured debts as provided in Article 3 hereof.

Article 12 Representation and Warranties

The Pledgor hereby represents and warrants that:

1.    The Pledgor is duly registered and validly existing, has the full capacity for civil rights and acts that is required for execution and performance of this Contract, and has full title to legal ownership or the right of disposition regarding the pledged AR.

2.     The Pledgor warrants that the AR is transferable pursuant to applicable law. The Underlying Contracts are authentic and valid. There are no special agreements under the Underlying Contracts that prohibit or limit the transfer or pledge of the AR, allows the debtor of the AR to set off the debt or extend term of payment, or allows control of the account.

            The Pledgor warrants that it has duly performed its obligations under the Underlying Contract such as goods delivery, service provision and/or property lease, and that there exists no event that will affect the collection of the AR.

3.     The Pledgor warrants that in addition to the Pledgor, there is no other creditor to the AR, or if there is any other creditor, the Pledgor has obtained the other creditor’s written permission. The Pledgor undertakes to deliver such written permission to the Pledgee before signing this Contract.

4.     Except for the pledge as agreed hereunder, the Pledgor does not pledge the AR to any third party, nor is there any circumstances that may limit or adversely affect the Pledgee’s entitlement to the pledge right (such as property attachment or action of enforcement). After all applicable filing procedures are completed, the pledge created hereunder will be the first priority pledge over the AR.

5.     The Pledgor warrants that it will not undertake any factoring, transfer, financing or other business with respect to the AR or the Underlying Contract, unless otherwise agreed by the Pledgee in writing.

6.     The Pledgor fully understands the content of the Master Contract and genuinely intends to sign and perform this Contract, and has obtained all proper authorizations in connection with the pledge that are required under its Articles of Association or other constitutional documents. The signing and performance of this Contract do and will not breach any contracts, agreements or other legal documents binding upon the Pledgor. The Pledgor has obtained or will obtain all necessary approvals, permits, filings or registration in connection with the creation of the pledge hereunder.

7.     All documents, materials, statements and vouchers provided by the Pledgor to the Pledgee are accurate, authentic, complete and valid.

8.     The Pledgor has not hidden from the Pledgee any encumbrances or factoring, transfer or finance business that have been in existence with regard to the AR or the Underlying Contract as of the date of this Contract.

9.     The Pledgor will have legitimate and full entitlement to the payment of the AR, and unless otherwise agreed by the Pledgee in writing, the Pledgor shall not waive any rights or benefits under the corresponding AR, nor shall it dispose of the AR through transfer, grant, offset or other means.

10.    The Pledgor shall notify the Pledgee in a timely manner when any new encumbrances are created over the AR, or when any Underlying Contract is involved in material litigation or arbitration.

11.    If any AR that belongs to the Pledged Properties gets paid, or has not been paid 90 days after it becomes due, the Pledgor shall promptly supplement the pledge with new qualified accounts receivable, and shall actively coordinate with the Pledgee to complete the registration of the pledge amendment in a timely manner. The amount of the newly supplemented accounts receivable shall not be less than the amount of accounts receivable that become due or get paid.

Article 13 Liabilities for Fault in Contract Formation

If this Contract does not take effect and the pledge is not established after this Contract is signed because of the Pledgor’s refusal or delay of completing the pledge registration procedures or for other reasons attributable to the Pledgor, the Pledgor shall be deemed to be in fault for contract formation, and in this case, the Pledgor shall indemnify the Pledgee for any losses or damages suffered by the Pledgee due to such fault.
Article 14 Breach of Contract and Consequences
The Pledgor shall be in breach of this Contract in any one of the following circumstances:

1.	The Pledgor breaches any provision of this Contract, and transfers or otherwise disposes of the Pledged Properties in whole or in part without authorization;

2.	The Pledgor impedes in any way the Pledgee’s disposal of the Pledged Property pursuant to laws and/or this Contract;

3.	Any AR does not get paid in 90 days after it becomes due and the Pledgor fails to supplement new qualified AR;

4.
The Pledgor fails to provide corresponding security as requested by the Pledgee when the value of any AR diminishes as provided in Article 6 hereunder or when any events occur that may adversely affect the repayment of any AR;

5.	The Pledgor makes false representations or warranties in this Contract, or it breaches any of its covenants hereunder;

6.	The Pledgor violates other provisions of this Contract concerning rights and obligations of the parties;

7.	The Pledgor terminates its business operation, or is dissolved, suspended or declared bankrupt.

In case of any breach provided in the preceding paragraph, the Pledgee may take the following measures, individually or concurrently, which it deems appropriate in the given circumstances:

1.	to require the Pledgor to remedy its breach within a limited period;

2.	to entirely or partially reduce, suspend or terminate the credit line granted to the Pledgor under the Master Contract;

3.
to entirely or partially suspend or terminate review of the Pledgor’s applications under other business contracts; to entirely or partially suspend or terminate funding or processing of any loan that is not draw down or any trade financing that is being processed;

4.	to declare that principal and interest for any outstanding working capital loan owed by the Pledgor under the Master Contract, partially or entirely, become due immediately;

5.	to terminate or rescind this Contract;

6.
to claim against the Pledgor for damages incurred by the Pledgee due to Pledgor’s breach hereof, including expenses or losses incurred due to enforcement of the creditor’s rights, such as attorney’s fees;

7.	to enforce the Pledgee’s right;

8.	to take other actions that the Pledgee deems appropriate.

Article 15 Reservation
In the event that one party fails to exercise any part or all of its rights under this Contract, or fails to require the other party to perform or assume any part or all of its responsibilities or obligations, this shall not constitute a waiver of such rights or an exemption of such responsibilities or obligations of such party.
Where one party grants the other party any grace period or extension of time or delay in exercising any rights, it shall not affect such party’s rights under this Contract or under applicable laws and regulations, nor shall this be deemed as such party’s waiver of any rights.

Article 16 Amendment, Modification or Termination
Any amendment or modification of this Contract shall be made in written form after both parties reach consensus through consultation, and such amendment or modification shall constitute an integral part of this Contract.

This Contract shall not be terminated before the parties have performed all obligations and exercised all rights hereunder, unless otherwise required by laws or regulations or agreed on by the parties.

Invalidity of any provisions of this Contract shall not affect validity of the other provisions hereunder, unless otherwise required by laws or regulations or agreed on by the parties.
Article 17 Governing Law and Dispute Resolution
This Contract shall be governed by the laws of People’s Republic of China.

Any conflicts or disputes arising from the performance of this Contract shall be settled by the parties through consultation. If the settlement cannot be reached through consultation, the parties agree to resolve the disputes following the method provided in the Master Contract.

During the period of dispute resolution, if such conflicts or disputes do not affect performance of other clauses of the Contract, such other clauses shall remain in full force.

Article 18 Appendix
The below appendices and other appendices confirmed by both parties are integral parts of this Contract and shall have the equal legal effect with this Contract.
1. List of the Pledged Properties; and
2. Corresponding invoice of the Pledged Properties.

Article 19 Miscellaneous

1.	The Pledgor shall not transfer any of the rights or obligations under this Contract to a third party without the written consent of the Pledgee.

2.
The Pledgor hereby acknowledges that the Pledgee may entrust other institutions of the Bank of China Limited to perform the rights and obligations in this Contract. The other institutions of Bank of China Limited so entrusted by the Pledgee shall have the rights to exercise all of Pledgee’s rights hereunder and shall have the rights to settle the disputes hereunder by dispute resolutions agreed in the Master Contract.

3.	Without restricting other provisions hereunder, this Contract shall bind on the parties and their respective heirs and assignees.

4.
Unless otherwise agreed, the parties designate the registered address provided in this Contract as the address for communication and contracts, and undertake to notify the other party in writing of any change to its registered address.

5.	All the titles and names of business are used for the convenience of reference, and shall not be used for interpretation of the content of any provisions or the parties’ rights and obligations.

Article 20 Effectiveness and Creation of Pledge
This Contract shall be established on the date when the legal representatives, persons in charge or the authorized signatories of both parties sign or affix a seal and stamp with the official seal on this Contract, and shall enter into force on the date that the pledge registration procedure is completed.

The Pledge will be created when this Contract becomes effective.

Article 21 Rescission of Pledge

The pledge will terminate when the principal debts secured hereunder are paid off and in this case, the Pledgee shall assist the Pledgor to complete pledge de-registration. If the Pledgor suffers any losses or damages due to the Pledge’s failure to assist with the de- registration, the Pledgee shall indemnify the Pledgor for such losses or damages.

Article 22 Continuing Security

After the working capital loan is fully repaid, the Pledgor will provide the account receivables pledge to continue to secure the bank syndicated facility under the Bank Syndicated Facility Agreement for Big Size High Strength Aluminum Project, which was signed on August 8, 2012, and the terms and conditions of such account receivables pledge shall be substantially same as the terms and conditions hereunder. The Pledgor shall cooperate with the Pledgee to sign a new security agreement under Bank Syndicated Facility Agreement, and complete the pledge registration formalities. If the Pledgor refuses to cooperate with the registration of the account receivables pledge under the Bank Syndicated Facility Agreement, the Pledgor shall provide the Pledgee with a deposit pledge of RMB70,000,000 as security.

This Contract is executed in six counterparts with each party holding three originals. Each counterpart shall have same and equal force.

Pledgor: Aleris Aluminum (Zhenjiang) Co., Ltd. /s/ Gerd F. Jegodzinski	Pledgee: Bank of China Limited, Zhenjiang Jingkou Sub-branch /s/ Zhou Zhentao
Authorized Signatory: Gerd F. Jegodzinski	Authorized Signatory: Zhou Zhentao
Date: 1/24/2017	Date: 1/24/2017
(Company seal affixed)	(Company seal affixed)